ARROW FINANCIAL CORPORATION

Directors' Stock Plan

1.

Purpose.

The Arrow Financial Corporation Directors' Stock Plan (the "Plan") permits the board of directors of Arrow Financial Corporation (the "Company") to elect to pay some or all of the directors' fees payable from time to time to the directors of the Company and to directors of its subsidiary banks (each, a "Bank") in the form of shares of Common Stock of the Company ("Common Stock").

2.

Administration.

The Plan will be administered by the board of directors of the Company.  Subject to the express provisions set forth elsewhere in this Plan, the Plan Administrator will (i) determine the portion of directors' fees payable in shares of Common Stock under the Plan and the time or times at which shares will be distributed, (ii) oversee the distribution of shares to directors under the Plan and the maintenance of Plan accounts on behalf of directors, if and as necessary, (iii) distribute appropriate notices and materials regarding the Plan (including materials required under applicable securities and other laws) and make all appropriate filings with regulatory agencies, and (iv) interpret the Plan and otherwise have responsibility for the orderly operation of the Plan.  Interpretations regarding the Plan by the Plan Administrator will be final and binding on all directors subject to the Plan.  The Administrator may delegate to other parties, including officers of the Company, some or all of its duties under the Plan, except for those duties identified above in subparagraph (i) of this Section 2.

3.

Determination of Stock Portion of Directors' Fees.

The Plan Administrator will determine from time to time the portion of directors' fees that will be payable to directors in shares of Common Stock, as opposed to cash or any other form of compensation, subject, in the case of the Banks, to ratification by the full board of directors of the particular Bank.  The portion of fees payable in Common Stock (the "Stock Portion") may be (i) a portion or all of the annual retainer, if any, payable to directors and/or (ii) a portion or all of the meeting fees, if any, payable to directors for attendance at board or committee meetings.  Such determinations will be final and binding upon all directors of the Company or the particular Bank, as the case may be.  Individual directors will have no discretion to receive greater or lesser amounts or percentages of their directors' fees payable in Common Stock than the Stock Portion then in effect for their organization, as determined by the Plan Administrator.  The Stock Portion may be expressed as a percentage of fees or as an absolute dollar amount, and may be increased, decreased or eliminated by the Plan Administrator at any time.  The Stock Portion will be the same as between directors of the same participating organization (the Company or the Bank) at any given time, provided that distinctions may be made between (i) directors who also are officers versus directors who are not, (ii) directors who chair committees and directors who are members of such committees but do not serve as chair, and (iii) honorary or emeritus directors and regular directors.

4.

Authorized Shares; Consideration; Vesting.

The number of shares of Common Stock authorized for distribution under the Plan is twenty-one thousand (21,000) shares.  The number of shares of Common Stock authorized for distribution under the Plan from time to time shall be adjusted to reflect any stock split, stock dividend, or similar change in the outstanding shares of Common Stock; provided that there shall be no such adjustment in the event of any issuance of shares of Common Stock by the Company for a consideration.  All shares distributed under the Plan will be treasury shares of the Company.  No consideration will be paid or payable for such shares except for the services rendered by the recipient directors as directors of their particular organization.  Upon distribution, all such shares will be fully vested and nonforfeitable.  No director will have a right to receive shares under the Plan prior to the distribution of such shares.  Subsequent transfers of distributed shares, for value or otherwise, will not be restricted, except for any restrictions on transferability that may arise under applicable securities laws or under any particular agreement to which the distributee director may otherwise be subject.  Termination of a director's service after distribution to such director of any shares under the Plan will not result in forfeiture of any such shares.

5.

Determination of Number of Shares to be Distributed.

In order to determine the number of shares of Common Stock distributable to a given director on a particular distribution date, the dollar amount of fees then distributable to such director in the form of shares of Common Stock will be divided by the "market value" of the Common Stock on such date, with the quotient to be expressed to four decimal places.  This determination will be deemed to be made as of 12:01 a.m. on the distribution date.  The "market value" of Common Stock for purposes of such determination shall be the average of the closing bid and closing asked prices of Common Stock as quoted on the NASDAQ National Market System for the immediately preceding trading day.

6.

Distributions; Plan Accounts.

Shares will be distributed under the Plan on such date or date(s) in each fiscal year as may be determined by the Plan Administrator.  Such distributions will be made directly into accounts maintained by the Administrator under the Plan for participating directors or into any accounts maintained by or on behalf of directors under any other Company plans into which such shares may be directly deposited, with the consent of such directors.  Such shares will be registered in the name of the Administrator or, if deposited into another plan, in the name of the administrator of such plan, or in the name of any custodian or nominee designated by either.  If the Plan Administrator establishes accounts for directors to hold shares distributed to them under the Plan, all dividends and distributions on such shares also shall be paid into the accounts until such time as the shares are distributed out of the accounts.  As long as shares are maintained in Plan accounts, directors will receive periodic account statements and will have sole right to vote or direct the voting of such shares.  The Administrator will establish procedures for distribution of shares out of accounts to directors at their request.

7.

Amendment or Termination.

The Plan may be amended, suspended or terminated at any time by the board of directors of the Company acting in its sole discretion, provided that no such amendment, suspension or termination will in and of itself reduce the overall level of directors' fees payable to directors of the Company or any Bank or affect their ownership of shares previously distributed to them under the Plan.

8.

Miscellaneous

a.

Nonqualified.  The Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

a.

Applicable Law; Successors.  The Plan shall be governed by and interpreted in accordance with the laws of the State of New York.  The Plan, if not previously terminated, shall be assumed by and be binding upon successors to the business and affairs of the Company, including successors by merger or by purchase of all or a majority of the Company's assets, with such adjustments to be made by the Plan Administrator as may be appropriate under the circumstances.

06/25/03

Exhibit A

ARROW FINANCIAL CORPORATION

DIRECTORS' STOCK PLAN

Amendment No. 1

This FIRST AMENDMENT (the "Amendment") to the Directors' Stock Plan (the "Plan") is dated as of June 25, 2003.

Recitals

WHEREAS, the Plan, which was initially adopted by the Board of Directors of the Company (the "Board") on April 14, 1999, provides for the issuance to directors of the Company and/or its subsidiary banks (the "Banks") of shares of the Common Stock, par value $1.00 per share, of the Company ("Company Stock"), in lieu of cash, in payment of some or all of the fees payable to them as directors, as determined from time to time by the Board acting as Plan Administrator, with the shares of Company Stock thus issuable to participating directors (the "Shares") to be valued at the fair market value thereof on the date of issuance; and

WHEREAS, the Plan, as initially adopted, authorized the issuance of Six Thousand (6,000) Shares; and

WHEREAS, as of the date hereof, there remain available for issuance under the Plan approximately 1,033 Shares; and

WHEREAS, the Compensation/Nomination Committee of the Board, which reviews and makes recommendations to the full Board regarding certain matters, including the compensation of directors, has recommended that the number of Shares available for issuance under the Plan be increased by an additional Fifteen Thousand (15,000) Shares (the "Additional Shares"), subject to adjustment to reflect future stock dividends or stock splits; and

WHEREAS, the Board of Directors, which is vested under Section 7 of the Plan with sole discretion to amend the Plan, including any increases in the number of Shares authorized for issuance thereunder, has determined that it is in the best interests of the Company and its shareholders to increase the number of Shares authorized for issuance thereunder by Fifteen Thousand (15,000) Shares, subject to adjustment, and to amend the Plan accordingly.

NOW, THEREFORE, the Plan shall be amended as follows:

1.

Section 4 of the Plan, which specifies the number of Shares of Company Stock available for issuance under the Plan, be and hereby is amended to increase the number of Shares of Company Stock available for issuance by an additional Fifteen Thousand (15,000) Shares, subject to adjustment to reflect future stock splits, stock dividends, or similar changes in outstanding shares in Company Stock.  Accordingly, the first sentence of Section 4 shall be amended to read in its entirety as follows:  "The number of shares of Common Stock authorized for distribution under the Plan is twenty-one thousand (21,000) shares."  There shall be added to Section 4, immediately after the new first sentence of Section 4 set forth above and before the existing second sentence of Section 4, a new second sentence of Section 4, to read in its entirety as follows: "The number of shares of Common Stock authorized for distribution under the Plan from time to time shall be adjusted to reflect any stock split, stock dividend, or similar change in the outstanding shares of Common Stock; provided that there shall be no such adjustment in the event of any issuance of shares of Common Stock by the Company for a consideration."  The existing second sentence of Section 4 shall become the new third sentence of Section 4, unchanged; the existing third sentence shall become the new fourth sentence, unchanged; and so on for the remaining existing sentences in Section 4.

2.

Except as provided in Paragraph 1, above, the Plan and all terms and conditions thereof remain unchanged and in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment of the Plan on behalf of the Company, as of the date and year first above written.

ARROW FINANCIAL CORPORATION

By:

Thomas L. Hoy, President and CEO

b.